 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  January 10, 2013

HANGOVER JOE’S HOLDING CORPORATION
 (Name of registrant as specified in its charter)

Colorado	000-525-33	20-8097439
State of Incorporation	Commission File Number	IRS Employer Identification No.

9457 S. University Blvd, #349
Highlands Ranch, CO 80126
 (Address of principal executive offices)

303 -872-5939
Telephone number, including
Area code

_______________________________
 (Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into Material Definitive Agreement

    On January 10, 2013 Hangover Joe’s Holding Corporation (the “Company”) and its wholly owned subsidiary, Hangover Joe’s, Inc. (“HJI”) entered into a senior secured lending arrangement with TCA Global Credit Master Fund LP (“TCA”) for up to a maximum borrowing of $6,000,000. The credit facility provided for an initial line of credit of $425,000 and is to be used only as permitted under the specified use of proceeds.  The line of credit has a six month term from the date of closing with a six month renewal option.  In addition to standard transaction costs, due diligence, legal fees and other expenses required to be paid to TCA from the gross proceeds, TCA was also issued an investment banking fee consisting of Series B Preferred Shares in the Company equating to an aggregate of $125,000 in the Company’s capital stock.  The lending arrangement is secured by all of the assets of the Company and HJI.  As a partial guaranty under the TCA lending arrangement, Michael Jaynes, CEO and acting CFO, executed a Validity Guaranty thereby personally guaranteeing certain representations of the Company, and in consideration therefor the Company entered into an Indemnity Agreement with Mr. Jaynes pursuant to which he will be personally indemnified by the Company for certain claims or third party actions.

    On January 15, 2013 HJI entered into an extension of its product license agreement with Warner Bros. Consumer Products, Inc. (“WB”) extending the term of the agreement to January 31, 2016.  Further, the extension added certain channels of distribution. HJI is required to make certain guaranteed payments to WB under the extension over the next three years, the first of which was paid from the proceeds under the TCA lending arrangement.

Item 3.02 Unregistered Sales of Equity Securities

    On January 10, 2013, as further described under section 1.01 above, TCA was issued an investment banking fee consisting of Series B Preferred Shares in the Company equating to an aggregate of $125,000 in the Company’s capital stock. The shares are convertible into the Company’s common shares after July 1, 2013. The shares were issued pursuant to the exemption contained in Section 4(a)(2) of the Securities Act of 1933, as amended (the “1933 Act”). In connection with the TCA transaction described under section 1.01 above, the Company paid $25,500 and issued 194,954 shares of its common stock to Meyers Associates LP as consideration for a finder’s fee for this transaction.

    On January 10, 2013 the Company issued 1,500,000 shares of its common stock to Bricktown Beverage, LLC in consideration for certain beverage management and strategic advisory consulting services performed by that entity.  The shares were issued pursuant to the exemption contained in Section 4(a)(2) of the 1933 Act. No commission or other remuneration was paid in connection with the issuance of the shares.

    On January 14, 2013 the Company entered into a settlement agreement with AMHC Managed Services, JW Roth, David Lavigne, and John Botdorf pursuant to which the respective parties released each other from certain claims. Under the terms of the settlement the Company issued AMHC Managed Services, Inc. 3,000,000 shares of its common stock, and issued to John Botdorf 1,500,000 shares of its common stock.  The shares were issued pursuant to the exemption contained in Section 4(a)(2) of the 1933 Act. No commission or other remuneration was paid in connection with the issuance of the shares.

Item 5.02 Compensatory Arrangements of Certain Officers

    As described under Item 1.01 above, on January 10, 2013 the Company and Mr. Jaynes entered into an Indemnity Agreement to provide indemnification to Mr. Jaynes in the event of certain third party claims or actions brought against Mr. Jaynes.

Item 5.03 Amendments to Articles of Incorporation

    On January 10, 2013 the Company filed an amendment to its articles of incorporation designating the Series B Preferred Stock.  The Board of Directors approved this designation as permitted under its existing articles of incorporation which permits the designation of separate series of preferred shares.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 16th day of January 2013.

Hangover Joe’s Holding Corporation

By:	/s/ Michael Jaynes
Michael Jaynes, President and CEO